EXHIBIT 21
RETAIL VENTURES, INC.
List of Subsidiaries

Ref.		State of	Parent
No.	Name	Incorporation	Co. No.
1.	Retail Ventures, Inc.	Ohio	N/A
2.	Carlyn Advertising Agency, Inc.	Ohio	1.
3.	DSW Inc.[1]	Ohio	1.
4.	Filene’s Basement, Inc.[2]	Delaware	1.
5.	Retail Ventures Imports, Inc.[3]	Ohio	1.
6.	Retail Ventures Licensing, Inc.[4]	Delaware	1.
7.	Retail Ventures Services, Inc.	Ohio	1.
8.	DSW Shoe Warehouse, Inc.	Missouri	3.
9.	Brand Card Services LLC	Ohio	3.
10.	Brand Technology Services LLC	Ohio	3.
11.	eTailDirect LLC	Delaware	8.

[1]	Formerly known as Shonac Corporation. Following the completion of its initial public offering on July 5, 2005, DSW Inc. became a controlled subsidiary of Retail Ventures, Inc. As of February 2, 2008, Retail Ventures, Inc. owned approximately 63.0% of DSW’s outstanding common shares and approximately 93.2% of the combined voting power of such shares.

[2]	Formerly known as Base Acquisition Corp.

[3]	Formerly known as VC Acquisition, Inc.

[4]	Formerly known as Value City Acquisition Corp.